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                                                                       EXHIBIT 5


                                    May 22, 1998



Avant! Corporation
46871 Bayside Parkway
Fremont, California 94538

     Re:  Avant! Corporation (the "Company")
          Registration Statement for
          an aggregate of 1,518,922 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,268,922 shares of Common Stock available for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, and (ii) 250,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1995 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Avant! Corporation's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Steven M. Spurlock
                                       ------------------------------------
                                       Steven M. Spurlock

                                       Gunderson Dettmer Stough Villeneuve
                                       Franklin & Hachigian, LLP